FORM 4

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



| |     Check this box if no longer subject
        to Section 16.  Form 4 or Form 5
        obligations may continue.  See
        Instruction 1(b).


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1.  Name and Address of Reporting Person*   2.  Issuer Name and Ticker or Trading Symbol     6.  Relationship of
                                                                                                 Reporting Person(s) to Issuer
                                                        AREMISSOFT CORPORATION                   (Check all applicable)
 Mathews,       M.              C.                             ("AREM")                        --   Director          -- 10% Owner
                                                                                               X    Officer           -- Other
                                                                                                 (give title below)  (specify below)

-----------------------------------------   -------------------- --------------------        --------------------------------------
(Last)       (First)          (Middle)      3. I.R.S.             4. Statement for
                                            Identification          (Month/Year)
                                            Number of Reporting
c/o AremisSoft Corporation                  Person, if an                04/2001
216 Heddon Avenue, Suite 607                Entity                -------------------
                                            (Voluntary)
---------------------------------------
(Street)                                        --                                          7.  Individual or Joint/Group Filing
                                                                  5. If Amendment,                  (Check Applicable Line)
                                                                     Date of Original        X   Form filed by one Reporting Person
                                                                      (Month/Year)           --  Form filed by More than One
 Westmont,     New Jersey      08108                                        N/A                  Reporting Person
----------    ------------    --------       -----------------------------------------
(City)         (State)          (Zip)



TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED



                                                                                         5. Amount of    6.Ownership
                                                             4. Securities Acquired (A)   Securities       Form:        7.Nature of
                                           3. Transaction       or Disposed of (D)        Beneficially     Direct (D)     Indirect
                                             Code(Instr.8.)     (Instr. 3, 4 and 5)       Owned at End     or Indirect    Beneficial
1. Title of Security  2. Transaction Date  ----------------  --------------------------   of Month         (I)            Ownership
   (Instr. 3)            (Mo./Day/Yr.)       Code      V      Amount   (A)or(D)  Price    (Instr.3 & 4)    (Instr. 4)     (Instr. 4)
--------------------  -------------------  -------- -------  --------- -------- -------  --------------  -------------  ------------
 Common Stock          4/30/01                M                 40,000      A     $2.50      40,000           D
--------------------  -------------------  -------- -------  --------- -------- -------  --------------  -------------  ------------

--------------------  -------------------  -------- -------  --------- -------- -------  --------------  -------------  ------------

--------------------  -------------------  -------- -------  --------- -------- -------  --------------  -------------  ------------



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. *If the form is filed by more than one reporting person, see Instruction 4(b)(v).

FORM 4 (continued) TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED(e.g., puts, calls, warrants, options, convertible securities)

                                                                                                      9.Number
                                                                             7. Title and              of       10.Owner-
                                                                              Amount of                Deriv-    ship
                                                                              Underlying               ative     Form
                                          5.Number of      6.Date             Securities       8.Price Secu-     of Deriv- 11.Nature
           2.Conver-                       Derivative       Exercisable      (Instr.3 and 4)    of     rities    ative      of
            sion or            4.Trans-    Securities       and Expiration   ----------------   Deriv- Benefi-   Security   Indirect
1.Title     Exercise 3.Trans-    action    Aquired (A) or   Date (Mo/Day/Yr)           Amount   ative  cially    :Direct    Bene-
of Deri-    Price of   action    Code      Disposed of (D) -----------------           or       Secu-  Owned     (D) or     ficial
vative      Deriv-     Date     (Instr.8) (Inst.3, 4, & 5) Date      Expi-             Number   rity   at End    Indirect   Owner-
Security    ative     (Mo/Day/  --------- ---------------- exer-     ration            of      (Instr. of Month  (I)        ship
(Instr. 3) Security      Yr)    Code  V      A        D    cisable   Date     Title    Shares    5)    (Inst.4)  (Inst.4)   (Inst.4)
---------- --------  ---------  ---- ---- -------- ------- -------- -------- -------- -------- ------- -------- --------- ----------
Option to   $2.50     04/30/01    M        40,000          04/22/00 04/22/04  Common    40,000           80,000      D        N/A
purchase                                                   04/22/01           Stock
---------- --------  ---------  ---- ---- -------- ------- -------- -------- -------- -------- ------- -------- --------- ----------

---------- --------  ---------  ---- ---- -------- ------- -------- -------- -------- -------- ------- -------- --------- ----------

---------- --------  ---------  ---- ---- -------- ------- -------- -------- -------- -------- ------- -------- --------- ----------


Explanation of Responses:



**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. /s/ See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


/s/ M. C. Mathews                               9th May 2001
--------------------------------------          ------------
M.C. Mathews                                    Date

*Signature of Reporting Person

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.